Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

SYNDICATED SOLAR, INC.,

a Delaware corporation,

SYNDICATED SOLAR, INC.,

dba Syndicated Solar Construction

a California corporation,

REAL GOODS SYNDICATED, INC.,

a Delaware corporation and

REAL GOODS SOLAR, INC.

a Colorado corporation

dated as of

August 9, 2013

EXECUTION COPY

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of August 9, 2013, by and among (i) SYNDICATED SOLAR, INC., a Delaware corporation, and SYNDICATED SOLAR, INC. dba Syndicated Solar Construction, a California corporation (each a “Seller” and collectively, “Seller”), (ii) JUSTIN PENTELUTE, an individual resident of the State of Colorado (“Shareholder”), (iii) REAL GOODS SYNDICATED, INC., a Delaware corporation (“Buyer”), and (iv) REAL GOODS SOLAR, INC., a Colorado corporation (“Parent”).

RECITALS

WHEREAS, Seller owns, operates and conducts a business which provides engineering, procurement and construction services for the residential installation of photovoltaic modules (the “Business”);

WHEREAS, Shareholder owns 100% of the issued and outstanding capital stock of Seller;

WHEREAS, except for the Excluded Assets (as defined below), Seller and Shareholder desire to sell and transfer the Transferred Assets (as defined below) to Buyer, and Buyer desires to purchase the Transferred Assets from Seller, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Act” has the meaning set forth in Section 4.25(a).

“Action” means any judicial or administrative action, claim, suit, investigation, hearing, demand or proceeding by or before any Governmental Authority.

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% shareholder or member of such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption Agreement” means the Assignment Agreement from Seller in the form of Exhibit A hereto.

“Assumed Contracts” means each contract set forth on Schedule 2.01(i) hereto other than those for which the Required Consents have not been obtained. Notwithstanding anything to the contrary, the Spear Point EPC Contract shall not be deemed an Assumed Contract until such time that Seller has demonstrated to Buyer’s reasonable satisfaction that all permits necessary to resume construction under this contract have been obtained and the contract can be profitably performed by Buyer (following assignment).

“Assumed Liabilities” means only the (i) obligations arising after the Closing Date under the Assumed Contracts, (ii) all liabilities for transfer, sales, use and other non-income Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, and (iii) the liabilities set forth on the Closing Working Capital Statement.

“Bill of Sale” means a Bill of Sale from Seller in the form of Exhibit B hereto.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash Purchase Price” has the meaning set forth in Section 3.01.

“Cause” means (a) misappropriation of funds, (b) commission of a felony or a crime involving moral turpitude, (c) gross negligence in the performance of his duties to Parent, (d) breach of a fiduciary duty owned to Parent, or (e) a material breach of any direction or instruction provided by Parent’s board of directors or any contractual obligation to Parent that is not remedied within 5 days of receipt of written notice from Parent specifying in reasonable detail such breach.

“Closing” means the closing of the purchase and sale of the Transferred Assets contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.05.

“Closing Stock Purchase Price” has the meaning set forth in Section 3.01.

“Closing Working Capital” means the value of Seller’s total assets (solely in the categories set forth on the Estimated Closing Working Capital Statement attached hereto as Schedule 3.02) less the Assumed Liabilities, as of the close of business on the Closing Date. Closing Working Capital shall be determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financials for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end other than with respect to (i) revenue recognition policies and procedures, (ii) the Spear Point EPC Contract, for which no revenue shall be recognized until such time that Buyer has approved the assumption of such contract following receipt of all necessary construction permits from Summit County and Buyer’s determination that the Spear Point EPC Contract can be performed profitably by Buyer, and (iii) accrued liabilities attributable to Supplier. For purposes of the Closing Working Capital, revenue will be recognized upon installation of the system. For the purposes of Closing Working Capital, the total liabilities attributable to Supplier will be the Supplier Payoff Amount.

“Closing Working Capital Statement” has the meaning set forth in Section 3.02(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, lease, license, instrument, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Earnout Cash” has the meaning set forth in Section 3.03(a).

“Earnout Payment” has the meaning set forth in Section 3.03(b).

“Earnout Period” has the meaning set forth in Section 3.03(a).

“Earnout Report” has the meaning set forth in Section 3.03(b).

“Earnout Stock” has the meaning set forth in Section 3.03(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“EBITDA” means the net earnings of the Residential Division plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation and amortization, consistent with Parent’s past practice.

“Employment Offer Letter” means the Employment Offer Letter in the form attached hereto as Exhibit C.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any applicable Law, and any Court Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Working Capital” has the meaning set forth in Section 3.02(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 3.02(a)(i).

“Excluded Assets” means any (i) rights of Seller under this Agreement or any agreements entered into in connection with this Agreement or the transactions contemplated hereby, (ii) all Contracts that relate solely to the Excluded Assets or the Excluded Liabilities, (iii) Seller’s charter, qualifications to conduct business as a foreign corporation, agreements with registered agents, taxpayer and other identification numbers, corporate seal, corporate minute book, stock records book, blank stock certificates and any books and records relating to Seller’s ownership or operation of the Business in the ordinary course of the operation thereof or required by applicable law to be retained by Seller, (iv) the personal property described on Schedule 2.02(b).

“Excluded Liabilities” means all liabilities or obligations of Seller, of whatever nature, whether known or unknown, absolute or contingent, matured or unmatured that are not Assumed Liabilities, including, without limitation, (i) any of Seller’s outstanding indebtedness for borrowed money not reflected on the Closing Working Capital Statement, (ii) any unpaid payroll withholding Tax obligations of Seller as of the Closing Date not reflected on the Closing Working Capital Statement, (iii) all liabilities with respect to the Supplier Dispute other than the obligation to pay the Supplier Payoff Amount, (iv) all Tax Liabilities of Seller not reflected on the Closing Working Capital Statement, (v) all accrued but unpaid wages, sales and other commissions, vacation, holiday, sick pay, and personal time obligations, and any other perquisites, including accrued bonuses, (and any payroll taxes thereon) with respect to employees of Seller not reflected on the Closing Working Capital Statement, (vi) any liabilities or obligations with respect to worker’s compensation claims, (vii) any liabilities arising under or in connection with any Seller Employee Plan or any obligations of the Seller with respect to Seller Employees under applicable Law or arising due to the consummation of the transactions contemplated by this Agreement, including, without limitation, the termination of employment of certain of the Seller Employees prior to the Closing, (viii) any Action against Seller, including, without limitation, any matter disclosed in Section 4.16 of the Disclosure Schedules (other than the Supplier Payoff amount), (ix) to the extent applicable, liabilities arising from Seller’s failure to comply with applicable “bulk sales” laws, (x) Liabilities for warranty work under any Contract that is not an Assumed Contract, and (xi) Liabilities relating to the Excluded Assets.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Financials” has the meaning set forth in Section 4.04(a).

“Holdback Shares” has the meaning set forth in Section 3.04.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation and the (“Software”); and (g) internet domain name registrations.

“Inventory” means normal items of inventory, which, in Buyer’s reasonable determination, are current, suitable and merchantable at customary prices for the filing of orders in the normal course of business, and are not Obsolete Inventory, damaged or defective.

“IRS” means the United States Internal Revenue Service.

“Knowledge” and “Knowledge of Seller” means, the actual knowledge or awareness of Shareholder and the knowledge that Shareholder would have obtained after reasonable inquiry in light of the circumstances.

“Laws” means any statute, law, ordinance, regulation, order or rule of any Governmental Authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Lease” shall mean all leases, subleases and other agreements under which Seller leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that Seller leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequential and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

“Losses” means any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including reasonable attorney’s fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnitee.

“Material Adverse Effect” means a material adverse effect on (i) the Transferred Assets, operations, personnel, or condition (financial or otherwise) of the Business or Seller, considered as a whole, or (ii) the ability of Shareholder or Seller to consummate the transactions contemplated hereby.

“Most Recent Financials” has the meaning set forth in Section 4.04(a)(ii).

“Obsolete Inventory” means inventory that is obsolete, slow-moving or not currently saleable.

“Ordinary Course of the Business” means a manner generally consistent with past business practices as evidenced by historical events, trends and customary approach.

“Output Performance Contracts” has the meaning set forth in Section 4.21(a)(x).

“Owned IP” means all Intellectual Property owned or purported to be owned by Seller.

“Parent” has the meaning set forth in the preamble.

“Parent Plan” has the meaning set forth in Section 6.16.

“Performance Guarantee” has the meaning set forth in Section 4.21(a)(x).

“Periodic Taxes” has the meaning set forth in Section 6.15(b).

“Permits” has the means set forth in Section 4.13(b).

“Permitted Liens” means the following: (i) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established, in accordance with GAAP; (ii) liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made and for which appropriate reserves have been established in accordance with Seller’s customary and ordinary accounting practices consistently applied; and (iii) terms of leases and licenses pursuant to which Seller is a party.

“Person” means any individual, partnership, limited liability company, limited liability partnership corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 3.01.

“Required Consents” has the meaning set forth in Section 4.03.

“Residential Division” means Parent’s residential installation business unit.

“Residential Revenue of Parent” means the gross revenue of the Residential Divisions, as reflected on Parent’s audited financials for the applicable period.

“Revenue of the Business” means the gross revenue of the Business as operated as a stand-alone business unit, and not consolidated with any of Parent’s other business units.

“Restricted Business” means the Business and any other business which provides sales services for solar installation or other engineering procurement and construction services.

“Sales Software” means the Software described on Schedule 2.01(j).

“Securities” means Parent’s Class A Common Stock issued to Seller pursuant to Article III hereof.

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Employee” has the meaning set forth in Section 4.19(a).

“Seller Employee Plans” has the meaning set forth in Section 4.19(a).

“Seller ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller IP” has the meaning set forth in Section 4.12(b).

“Seller IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Seller is a party or under which Seller is a licensor or licensee.

“Seller Privacy Policy” has the meaning set forth in Section 4.14(a).

“Shareholder” has the meaning set forth in the preamble.

“Spear Point EPC Contract” means the Engineering, Procurement and Construction Contract between Seller and Summit Spear Point Energy I, LLC dated June 18, 2013.

“Supplier” means the supplier set forth on Exhibit D.

“Supplier Dispute” means the payment dispute by and between Seller and Supplier more particularly described in Section 4.16 of the Disclosure Schedules.

“Supplier Payoff Amount” means the amount set forth on Exhibit D, notwithstanding the actual amount payable by Parent pursuant to the Supplier Settlement Agreement.

“Supplier Settlement Agreement” has the meaning set forth in Section 7.02(k).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Target Working Capital” means negative $2,250,000, which for purposes of clarification, includes the Supplier Payoff Amount.

“Tax(es)” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any interest in respect of such additions or penalties.

“Tax Period” has the meaning set forth in Section 6.15(b).

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the area within seventy-five (75) miles of any location from which Parent or any Subsidiary of Parent operate the Business.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale and the Assignment and Assumption Agreement.

“Transferred Assets” has the meaning set forth in Section 2.01.

“Year End Financials” has the meaning set forth in Section 4.04(a)(i).

“2013 Earnout Period” has the meaning set forth in Section 3.03(a).

“2014 Earnout Period” has the meaning set forth in Section 3.03(a).

“2015 Earnout Period” has the meaning set forth in Section 3.03(a).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Transferred Assets. Subject to the terms and conditions set forth in this Agreement and Section 2.02, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, on the Closing Date, the following assets (the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Liens:

(a) The Leased Real Estate leased by Seller pursuant to the Lease Agreements set forth on Schedule 2.01(a);

(b) All tangible personal property, vehicles, tools, equipment, machinery, data processing hardware and software and documentation and media, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefore including, without limitation, the items set forth on Schedule 2.01(b);

(c) To the full extent permitted by law, all manuals, books and records, including, without limitation, personnel policies and files and manuals, accounting records, historical records and information;

(d) All transferable Permits, together with assignments thereof, if required, and all transferable waivers which Seller currently has, if any, of any requirements pertaining to such Permits;

(e) Cash, cash equivalents, bank accounts, accounts in savings institutions, securities, and investment accounts held with any brokerage firm as of the Closing Date;

(f) All prepaid expenses and deposits;

(g) All Inventory of Seller;

(h) All accounts receivable of Seller;

(i) All Assumed Contracts (but not amounts billed and collected by Seller except to the extent included in the calculation of Closing Working Capital); and

(j) All Seller IP owned, and to the extent transferable, leased, licensed or possessed by Seller, including, without limitation, the Sales Software.

Section 2.02 Excluded Assets. Notwithstanding anything to the contrary contained herein, Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the Excluded Assets, and following the Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

Section 2.03 Assumed Liabilities. At the Closing, Buyer will assume the Assumed Liabilities, and following the Closing, neither Seller nor Shareholder will have any Liability for or obligation with respect to any Assumed Liability, whether recorded or not, asserted or not asserted as of the Closing Date.

Section 2.04 Excluded Liabilities. Buyer shall assume no Liabilities of Seller of other than the Assumed Liabilities. Buyer shall have no liability for or obligation with respect to any Excluded Liability, whether recorded or not recorded, asserted or not asserted as of the Closing Date.

Section 2.05 Non-Assignment of Certain Contracts. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Assumed Contracts if the attempted assignment, as a result of the absence of the consent or authorization of a third party, would constitute a breach or default under any such Assumed Contract. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would materially and adversely affect the rights or benefits or materially increase the obligations of Buyer with respect to any such Assumed Contract, then to the extent reasonably requested by Buyer, Seller shall continue to perform under such agreement for the benefit of Buyer (at Buyer’s sole cost and expense) until such agreement terminates or until such consent or authorization is obtained. Notwithstanding the foregoing, to the extent that Seller cannot finally obtain consent to the assignment of any such agreements, Seller shall remain liable for any termination costs associated with such agreements.

ARTICLE III

PURCHASE PRICE

Section 3.01 Purchase Price.

(a) The aggregate purchase price (as adjusted pursuant to Section 3.02, the “Purchase Price”) for the Transferred Assets shall be the sum of:

(i) $250,000 (the “Cash Purchase Price”), subject to adjustment pursuant to Section 3.02, which shall payable at the Closing in cash by wire transfer in immediately available funds to Seller;

(ii) 400,000 shares of Parent’s restricted Class A Common Stock (the “Closing Stock Purchase Price”), subject to adjustment pursuant to Section 3.02, which shall be payable at the time that the Earnout Payment for the 2013 Earnout Period is paid or would otherwise be payable and shall be due regardless of whether any Earnout Payment is then due and payable;

(iii) the amount by which the Closing Working Capital is less than zero, which shall be payable (A) through Buyer’s assumption of the liabilities set forth on the Closing Working Capital Statement net of the amounts paid pursuant to Section 3.01(a)(iii)(B) and (C); (B) the payment by Buyer of all amounts payable to Supplier pursuant to the terms of the Supplier Settlement Agreement; and (C) the repayment by Buyer in cash at the Closing of all indebtedness included in Closing Working Capital which is secured by an Encumbrance on the Transferred Assets;

(iv) if earned, the Earnout Cash (defined below), which shall be payable in accordance with Section 3.03. and

(v) if earned, the Earnout Stock (defined below), which shall be payable in accordance with Section 3.03.

Section 3.02 Working Capital Adjustment.

(a) Closing Adjustment.

(i) Seller has prepared and delivered to Buyer a statement attached hereto as Schedule 3.02, setting forth Seller’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), and an estimated balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein)(the “Estimated Closing Working Capital Statement”), prepared, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financials for the most recent fiscal year end other than with respect to (i) revenue recognition policies and procedures, and (ii) accrued liabilities to Supplier. For purposes of the Closing Working Capital, revenue will be recognized upon installation of the system. For the purposes of Closing Working Capital, the total liabilities attributable to Supplier will be the Supplier Payoff Amount.

(ii) The “Closing Adjustment” shall be an amount equal to the difference between Estimated Closing Working Capital and Target Working Capital (a negative number). If the Estimated Closing Working Capital is greater than the Target Working Capital (i.e. less negative than Target Working Capital), the Cash Purchase Price and the Closing Stock Purchase Price shall not be adjusted. If the Estimated Closing Working Capital is less than the Target Working Capital (i.e. more negative than Target Working Capital), the Closing Stock Purchase Price shall be reduced by the amount of such deficit, based on the ten day volume weighted average closing price of the Securities on the Closing Date. If the deficit is greater than the Closing Stock Purchase Price, the Closing Stock Purchase Price shall be reduced to zero, and the Cash Purchase Price shall be reduced by the amount of such deficit.

(b) Post-Closing Adjustment.

(i) Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital and a balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”) using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Historical Financials for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end other than with respect to (i) revenue recognition policies and procedures, and (ii) accrued liabilities to Supplier. For purposes of the

Closing Working Capital, revenue will be recognized upon installation of the system. For the purposes of Closing Working Capital, the total liabilities attributable to Supplier will be the Supplier Payoff Amount.

(ii) After the completion of the audit of Parent’s 2013 financials, the Closing Working Capital Statement will be finalized, and if the Closing Working Capital is less than the Target Working Capital, the Closing Stock Purchase Price shall be reduced by the amount of such deficit, based on the twenty day volume weighted average closing price of the Securities determined as of the Closing Date; provided that that if the Closing Working Capital is greater (less negative) than the Estimated Closing Working Capital, Seller will receive the number of Securities equal to the difference between the Closing Working Capital and the Estimated Closing Working Capital (up to a maximum of the downward adjustment made pursuant to Section 3.02(a)(ii)).

Section 3.03 Earnout Payments.

(a) Earnout Stock and Cash Payments. As additional consideration hereunder, Seller shall be eligible to receive up to an aggregate amount of 1,340,000 shares of Parent’s restricted Class A Common Stock (the “Earnout Stock”) and $250,000 in cash (“Earnout Cash”) based upon the achievement of certain targets set forth below with respect to the Revenue of the Business or the Residential Revenue of Parent, as applicable, for the full twelve (12) calendar month periods commencing on (i) January 1, 2013 and ending on December 31, 2013 (the “2013 Earnout Period”), (ii) January 1, 2014 and ending on December 31, 2014 (the “2014 Earnout Period”), and (iii) January 1, 2015 and ending on December 31, 2015 (the “2015 Earnout Period”, and together with the 2013 Earnout Period and the 2014 Earnout Period, each an “Earnout Period”), as provided in this Section 3.03.

(b) Earnout Report. Promptly after completion of the audit of each of Parent’s 2013, 2014 and 2015 financial statements, Buyer shall prepare and deliver to Seller a calculation of (i) the Revenue of the Business for the 2013 Earnout Period, which shall include revenue during such period earned prior to the Closing, (ii) the Residential Revenue of Parent for the 2014 Earnout Period, and (iii) the Residential Revenue of Parent for the 2015 Earnout Period (each such report, an “Earnout Report”), together with a calculation of the amount of Earnout Stock and Earnout Cash due to Seller pursuant to this Section 3.03 (each, an “Earnout Payment”). Subject to Section 3.03(f), each Earnout Report shall be conclusive and binding upon Buyer and Seller absent manifest error. Subject to Section 3.03(f), Parent shall pay Seller the Earnout Payment, if any, for each Earnout Period within thirty (30) days after the final completion of the Earnout Report.

(c) 2013 Earnout. The Earnout Payment for the 2013 Earnout Period shall be based on the Revenue of the Business for the 2013 Earnout Period as determined pursuant to Section 3.03(b).

(i) If the Revenue of the Business for the 2013 Earnout Period is less than $15,000,000, Seller shall be entitled to receive no shares of Earnout Stock.

(ii) If the Revenue of the Business for the 2013 Earnout Period is $20,000,000 Seller shall be entitled to receive 50,000 shares of Earnout Stock, provided that in the event the Revenue of the Business for the 2013 Earnout Period is greater than $15,000,000 but less than $20,000,000, the number of shares of Earnout Stock payable pursuant to this Section 3.03(c)(ii), shall be a prorated amount equal to the product determined by multiplying (1) the Revenue of the Business for the 2013 Earnout Period minus $15,000,000 divided by $5,000,000, by (2) 50,000, up to a maximum of 50,000 shares.

(iii) If the Revenue of the Business for the 2013 Earnout Period is $30,000,000 Seller shall be entitled to receive (in addition to the shares earned pursuant to Section 3.03(c)(ii)) 90,000 shares of Earnout Stock, provided that in the event the Revenue of the Business for the 2013 Earnout Period is greater than $20,000,000 but less than $30,000,000, the number of shares of Earnout Stock payable pursuant to this Section 3.03(c)(iii), shall be a prorated amount equal to the product determined by multiplying (1) the Revenue of the Business for the 2013 Earnout Period minus $20,000,000 divided by $10,000,000, by (2) 90,000, up to a maximum of 90,000 shares

(iv) In addition, to the shares earn pursuant to Section 3.03(c)(ii) and (iii) if the Revenue of the Business for the 2013 Earnout Period is equal to or greater than $20,000,000 Seller shall be entitled to receive an additional cash payment of $125,000 in cash; and if the Revenue of the Business for the 2013 Earnout Period is greater than $30,000,000, Seller shall be entitled to receive an additional cash payment of $125,000 (for a total cash payment of $250,000).

(d) 2014 Earnout. The Earnout Payment for the 2014 Earnout Period shall be based on the Residential Revenue of Parent and EBITDA of Parent for the 2014 Earnout Period as determined pursuant to Section 3.03(b).

(i) If the Residential Revenue of Parent for the 2014 Earnout Period is less than $100,000,000, but the EBITDA for the Residential Division for the 2014 Earnout Period is greater than zero, Seller shall be entitled to receive 400,000 shares of Earnout Stock.

(ii) If the Residential Revenue of Parent for the 2014 Earnout Period is $125,000,000, and the EBITDA for the Residential Division for the 2014 Earnout Period is greater than zero, Seller shall be entitled to receive (in addition to the shares earned pursuant to Section 3.03(d)(i)), 100,000 shares of Earnout Stock, provided that in the event the Residential Revenue of Parent for the 2014 Earnout Period is greater than $100,000,000 but less than $125,000,000, the number of shares of Earnout Stock payable pursuant to this Section 3.03(d)(ii), shall be a prorated amount equal to the product determined by multiplying (1) the Revenue of the Business for the 2014 Earnout Period minus $100,000,000 divided by $25,000,000, by (2) 100,000, up to a maximum of 100,000 shares.

(iii) If the Residential Revenue of Parent for the 2014 Earnout Period is greater than $160,000,000, Seller shall be entitled to receive an additional 100,000 shares of Earnout Stock (in addition to the shares earn pursuant to Section 3.03(d)(i) and (ii)), provided that in the event the Residential Revenue of Parent for the 2014 Earnout Period is greater than

$125,000,000 but less than $160,000,000, the number of shares of Earnout Stock payable pursuant to this Section 3.03(d)(iii), shall be a prorated amount equal to the product determined by multiplying (1) the Residential Revenue of Parent for the 2014 Earnout Period minus 125,000,000 divided by $35,000,000, by (2) 100,000 up to a maximum of 100,000 shares.

(e) 2015 Earnout. The Earnout Payment for the 2015 Earnout Period shall be based on the Residential Revenue of Parent for the 2015 Earnout Period as determined pursuant to Section 3.03(b) and shall only be due and payable if the EBITDA for the Residential Division for the 2015 Earnout Period is greater than zero, as determined by Parent, in Parent’s sole discretion.

(i) If the Residential Revenue of Parent for the 2015 Earnout Period is less than $150,000,000, but the EBITDA for the Residential Division for the 2015 Earnout Period is greater than zero, Seller shall be entitled to receive 400,000 shares of Earnout Stock.

(ii) If the Residential Revenue of Parent for the 2015 Earnout Period is $180,000,000, and the EBITDA for the Residential Division for the 2015 Earnout Period is greater than zero, Seller shall be entitled to receive (in addition to the shares earned pursuant to Section 3.03(e)(i)), 100,000 shares of Earnout Stock, provided that in the event the Residential Revenue of Parent for the 2015 Earnout Period is greater than $150,000,000 but less than $180,000,000, the number of shares of Earnout Stock payable pursuant to this Section 3.03(e)(ii), shall be a prorated amount equal to the product determined by multiplying (1) the Revenue of the Business for the 2015 Earnout Period minus $150,000,000 divided by $30,000,000, by (2) 100,000, up to a maximum of 100,000 shares.

(iii) If the Residential Revenue of Parent for the 2015 Earnout Period is greater than $220,000,000, Seller shall be entitled to receive an additional 100,000 shares of Earnout Stock (in addition to the shares earn pursuant to Section 3.03(e)(i) and (ii)), provided that in the event the Residential Revenue of Parent for the 2015 Earnout Period is greater than $180,000,000 but less than $220,000,000, the number of shares of Earnout Stock payable pursuant to this Section 3.03(e)(iii), shall be a prorated amount equal to the product determined by multiplying (1) the Residential Revenue of Parent for the 2015 Earnout Period minus 180,000,000 divided by $40,000,000, by (2) 100,000 up to a maximum of 100,000 shares.

(f) Dispute Resolution. Each Earnout Report shall be conclusive and binding upon Buyer and Seller unless Seller, within ten (10) days after the delivery of an Earnout Report, notifies Buyer in writing that Seller disputes any of the amounts set forth therein, specifying in detail the nature of the dispute and the basis therefor (the “Earnout Dispute Notice”). Buyer shall provide Seller access to the audited financials which include the financials of the Business or the Residential Division, as applicable, during normal business hours for the sole purpose of verifying the calculated revenue and EBITDA. If Seller so notifies Buyer that it disputes any of the amounts set forth in an Earnout Report, Buyer and Seller shall in good faith attempt to resolve the dispute and, if Buyer and Seller so resolve all disputes, the Earnout Report (and the computation of revenue and EBITDA indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on Buyer and Seller. If Buyer and Seller do not reach agreement in resolving the dispute within sixty (60) days after delivery of the Earnout Dispute Notice, Buyer and Seller shall submit the dispute to a nationally-recognized certified independent public accounting firm mutually satisfactory to Buyer and Seller (the “Third Party Accountant”) for binding resolution. If Buyer and Seller are unable to agree on the choice of the Third Party Accountant, they will select a nationally-recognized certified independent public accounting firm by lot. Promptly, but no later than twenty (20) days after acceptance of his or her appointment as the Third Party Accountant, the Third Party Accountant shall determine (it being understood that in making such determination, the Third Party Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller, and not on independent review, only those issues in dispute as set forth in the Earnout Dispute Notice and shall render a written report as to the resolution of the dispute which shall be conclusive and binding on Buyer and Seller. In resolving any disputed item, the Third Party Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller or less than the smallest value for such items claimed by either Buyer or Seller. The fees, costs and expenses of the Third Party Accountant shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on relative value that the Third Party Accountant’s final determination of such disputed items bears to the original claim of each party. For example, if Seller claimed a net adjustment with a value equal to $1,000 being payable to Seller (in the form of Securities), and Buyer claims that no adjustment ($0) should be made, and the Third Party Accountant awards $600 payable (in the form of Securities) to Seller, 40% of the costs of the Third Party Accountant’s review would be borne by Buyer and 60% of the costs of the Third Party Accountant’s review would be borne by Seller.

Section 3.04 Holdback. Upon payment of the Earnout Payment for the 2013 Earnout Period, 40,000 of the total shares included in such Earnout Payment shall be held back by Parent (the “Holdback Shares”) to secure Seller’s indemnification obligations pursuant to Article VIII. On the twelve month anniversary of the Closing Date, provided that Buyer has not notified Seller of any unpaid indemnification claims in accordance with Section 8.05, Parent shall remit the balance of the Holdback Shares, if any, to Seller and if an indemnification claim has been made, the balance of the Holdback Shares in excess of the claim.

Section 3.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Transferred Assets contemplated hereby shall take place at a the Closing to be held at 11:00 a.m., Denver time, no later than one Business Day after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Brownstein Hyatt Farber Scheck, LLP, 410 17th Street, Denver, CO 80209, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 3.06 Adjustments for Tax Purposes. Any payments made pursuant to Section 3.02 or 3.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby makes the following representations and warranties to Buyer, subject to qualification by the Disclosure Schedules.

Section 4.01 Organization and Authority of Seller. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of organization set forth for such Seller in the preamble of this Agreement. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Laws governing specific performance, injunctive relief and other equitable remedies. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by each Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.02 Authority and Qualification. Each Seller has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it has been and is currently conducted. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.

Section 4.03 No Violations; Consents. The execution and delivery of this Agreement and the other Transaction Documents and the performance by Seller and Shareholder of their respective obligations hereunder and thereunder (a) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, operating agreement or similar organizational documents of any Seller, and (b) subject to obtaining all consents and approvals set forth on Section 4.03 of the Disclosure Schedules (the “Required Consents”), do not and will not (i) materially conflict with or result in a material breach of the terms, conditions or provisions of, (ii) constitute a material default under, (iii) result in the creation of any material Encumbrance upon the capital stock, membership interests or assets of Seller pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a material violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any material Contract, Permit, judgment, Court Order or decree to which Seller is subject or by which any of its assets are bound.

Section 4.04 Financial Statements.

(a) Seller has provided Buyer true and complete copies of the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) the unaudited consolidated balance sheets of Seller as of December 31, 2012, December 31, 2011, and December 31, 2010, and statements of income, retained earnings and cash flows for each of the three years then ended (the “Year End Financials”); and

(ii) the unaudited consolidated balance sheet of Seller as of May 31, 2013 and statement of operations for the five months then ended (the “Most Recent Financials”).

(b) Except as set forth on Section 4.04 of the Disclosure Schedule, the Year End Financials (including the related schedules and notes, if any) have been prepared in accordance with GAAP. The Most Recent Financials have been prepared in accordance GAAP (except for the omissions of disclosure notes and year-end adjustments) and with Seller’s past principles, practices and procedures for preparing financial statements for interim periods. The Historical Financials (including the notes, if any) present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods. Seller has maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, and (C) access to their property and assets is permitted only in accordance with management’s general or specific authorization.

(c) Seller has no material Liability except for (a) Liabilities set forth in the balance sheet included in the Most Recent Financials and (b) Liabilities which have arisen after the date of the most recent Most Recent Financials in the Ordinary Course of Business.

(d) All notes, accounts receivable (billed and unbilled) and retainage accounts of Seller with respect to the Business are reflected properly on Seller’s books and records in accordance with GAAP, consistently applied, and to the Knowledge of Seller are valid and collectible receivables, and arose from bona fide transactions in the Ordinary Course of the Business subject to no setoffs or counterclaims (except as and to the extent recorded as accounts payable), except as reflected in the reserve or allowance for bad debts in the Most Recent Financials.

(e) All accounts payable, billings in excess of costs and estimated earnings on uncompleted contracts and accrued expenses of Seller are reflected properly on Seller’s books and records, in accordance with GAAP, consistently applied. Except as set forth on in Section 4.04 of the Disclosure Schedules, all accounts payable of Seller are current and, in the period from the date hereof through the Closing, will be paid in the Ordinary Course of the Business.

Section 4.05 Existing Indebtedness and Encumbrances. Section 4.05 of the Disclosure Schedule sets forth a true, correct and complete list, and describes, as applicable: (i) all indebtedness of Seller for borrowed money, showing, as to each indebtedness, the payee, the principal, stated interest rate and maturity date; (ii) all Encumbrances (other than Permitted Liens) in respect of any property or assets of Seller, showing, as to each Encumbrance, the name of the grantor and secured party, the indebtedness secured by such Encumbrance, the name of the debtor (if different from the grantor) and the assets or other property covered by such Encumbrance; and (iii) a trade payables aging schedule for Seller.

Section 4.06 Accounts Receivable. All accounts receivable (net of allowances) of Seller other than those identified as Excluded Assets (a) are, to the Knowledge of Seller, legal, valid and binding obligations of the Persons shown in the accounting records of Seller as the obligor of such receivable, and (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the Ordinary Course of Business.

Section 4.07 Absence of Certain Changes or Events. Since the date of the Most Recent Financials, the Business has been conducted in the Ordinary Course of Business and there has not been or occurred:

(a) any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 6.01.

Section 4.08 Business Relationships.

(a) Section 4.08 of the Disclosure Schedule sets forth the top ten (10) suppliers of products or services and the top ten (10) customers of Seller for the fiscal year ended December 31, 2012.

(b) Except as set forth in the Disclosure Schedule, since December 31, 2012, there has not been any material adverse change in the business relationship of Seller with any such customer or supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and Seller has not received any written or oral communication or notice from any such customer or supplier to the effect that, or otherwise has Knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with Seller in a manner that is, or is reasonably likely to be, materially adverse to Seller or the Business, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with Seller in any manner that is, or is reasonably likely to be, materially adverse to Seller.

(c) To Seller’s Knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationships of Seller with any distributors, licensors or designers. Seller has not received any notification that any distributor, reseller, original equipment manufacturer, foundry or manufacturer will discontinue or materially reduce the purchase, supply or manufacture, as the case may be, of any Seller product.

Section 4.09 Inventories. Inventories carried by Seller are in all material respects normal items of Inventory carried by Seller, and no Inventory is Obsolete Inventory. Since the date of the Most Recent Financials, no Inventory has been sold or disposed of except through sales in the Ordinary Course of the Business and there has been no material write-up or write-down in the value of Inventory.

Section 4.10 Sale of Products; Performance of Services.

(a) Each solar system that has been designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by Seller since January 1, 2010 to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than (A) any immaterial defect that would not adversely affect in any material respect such system (or the operation or performance thereof) or (B) defects that were subsequently repaired by Seller such that the existence of any such prior defect or deficiency would not adversely affect in any material respect such system (or the operation or performance thereof).

(b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Seller with respect to the Transferred Assets were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws, and the financial results of the performance of such services have been reflected in the Financial Statements.

(c) To the Knowledge of Seller, no customer or other Person has asserted or overtly threatened to assert any claim against Seller in excess of $10,000 (i) under or based upon any warranty provided by or on behalf of Seller, or (ii) under or based upon any other warranty relating to any solar system designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Seller or any services performed by Seller.

Section 4.11 Taxes.

(a) Tax Returns and Payment of Taxes. Seller has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them other than as set forth in Section 4.11 of the Disclosure Schedules. Such Tax Returns are true, complete and correct in all material respects. Except as set forth in Section 4.11 of the Disclosure Schedules Seller is currently not the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Section 4.11 of the Disclosure Schedules,

All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the reserves for Taxes provided in the books and records of Seller be sufficient for all such Taxes (in accordance with GAAP). Seller’s Most Recent Financials reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Seller through the date of such financial statements. Seller has not incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, since the date of Seller’s Most Recent Financials outside the Ordinary Course of Business or otherwise inconsistent with past practice.

(b) Withholding. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Seller Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Encumbrances. There are no Encumbrances for Taxes upon the assets of Seller other than for current Taxes not yet due and payable.

(d) Foreign Corporation. Seller is not (i) a “controlled foreign corporation” as defined in Code §957, (ii) a “passive foreign investment company” within the mean of Code §1297, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.12 Intellectual Property.

(a) Certain Owned IP. Section 4.12(a) of the Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Owned IP, including, without limitation all software developed and owned by Seller.

(b) Right to Use; Title. Seller is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted (“Seller IP”), free and clear of all Encumbrances other than Permitted Liens.

(c) Validity and Enforceability. Seller’s rights in the Owned IP are valid, subsisting and enforceable. Seller has taken commercially reasonable steps to maintain the Seller IP and to protect and preserve the confidentiality of all Trade Secrets included in the Seller IP.

(d) Seller IP Agreements. Section 4.12(d) of the Disclosure Schedule contains a complete and accurate list of all material Seller IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for Seller. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of Seller under any of the material Seller IP Agreements.

(e) Non-Infringement. To the Knowledge of Seller, the conduct of the Businesses has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and no third party is infringing upon, violating or misappropriating any Seller IP.

(f) IP Actions and Orders. There are no Actions pending or, to the Knowledge of Seller, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Seller; or (ii) challenging the validity, enforceability or ownership of any Owned IP or Seller’s rights with respect to any Seller IP, in each case except for such Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is not subject to any outstanding Court Order that restricts or impairs the use of any Seller IP.

Section 4.13 Compliance; Permits.

(a) Compliance. Seller is in compliance in all material respects with all Laws applicable to Seller or by which Seller or its the Business is bound.

(b) Permits. Seller holds, or has caused Seller’s employees and agents to hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Authorities in each jurisdiction in which a failure to do so would have a Material Adverse Effect (collectively, “Permits”). No suspension or cancellation of any Permits of Seller is pending or, to the Knowledge of Seller, threatened. Seller is in compliance in all material respects with the terms of all Permits. Section 4.13 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all Permits and all other electrical, contractors or similar licenses required to complete installations in the Ordinary Course of Business in the jurisdictions in which Seller operates.

Section 4.14 Data and Privacy.

(a) Seller has provided Buyer with true, complete and correct copies of each website terms of use, privacy policy and data security policy of Seller (collectively, “Seller Privacy Policy”) in effect.

(b) Seller has not breached any Seller Privacy Policy, or privacy policy of any third party finance provider. Seller is in compliance with all Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of Seller.

Section 4.15 Insurance.

(a) Section 4.15 of the Disclosure Schedule identifies each of the policies of insurance currently maintained by Seller setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, and the expiration dates of such policies. Such policies are in full force and effect on the date of this Agreement. All premiums due under the policies identified on Section 4.15 of the Disclosure Schedule have been paid to the extent required and Seller has not been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default under such policy.

(b) Except as set forth on Section 4.15 of the Disclosure Schedule, Seller has not been issued or received any notice that any insurer under any policy referred to on Section 4.15 of the Disclosure Schedule is denying liability with respect to a claim in excess of $10,000 or defending under a reservation of rights clause.

Section 4.16 Litigation. Except as set forth in Section 4.16 of the Disclosure Schedule There is no Action pending, or to the Knowledge of Seller, threatened against Seller or any of its respective properties or assets or, to Seller’s Knowledge, any executive officer or director of Seller in their capacities as such, in each case by or before any Governmental Authority, other than any such Action that (a) does not involve an amount in controversy in excess of $10,000, and (b) does not seek material injunctive or other material non-monetary relief. Seller is not subject to any Court Order, whether temporary, preliminary or permanent. There are no governmental inquiries or investigations or internal investigations pending or, to the Knowledge of Seller, threatened, in each case regarding any accounting practices of Seller or any malfeasance by any executive officer of Seller.

Section 4.17 Brokers’ and Finders’ Fees. Neither Seller nor Shareholder has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.18 Related Party Transactions. Except as set forth on Section 4.18 of the Disclosure Schedule, no officer, director or Shareholder of Seller (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Seller or any of its respective assets, rights or properties or has any interest in any property owned by Seller or has engaged in any transaction with any of the foregoing within the last thirty six (36) months.

Section 4.19 Employee Matters.

(a) Schedule. Section 4.19(a) of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program, arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by Seller for the benefit of any current or former employee of Seller (each, a “Seller Employee”), or with respect to which Seller has or may have any material Liability (collectively, the “Seller Employee Plans”).

(b) Documents. Seller has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Seller Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Seller Employee Plan, (iii) the most recent financial statements for each Seller Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Seller Employee Plan, (v) the current summary plan description for each Seller Employee Plan and (vi) the most recent actuarial valuation report related to any Seller Employee Plans.

(c) Employee Plan Compliance. (i) Each Seller Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each Seller Employee Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the IRS and, as of the date hereof, no such determination letter has been revoked nor has any such revocation been threatened, and as of the date hereof, to the Knowledge of Seller no circumstance exists that is likely to result in the revocation of such qualified status under Section 401(a) of the Code; (iii) Seller, where applicable, has timely made all contributions and other material payments required to be made to or under the terms of each Seller Employee Plan; (iv) all benefits accrued under any unfunded Seller Employee Plan have been paid, accrued or otherwise adequately reserved; (v) as of the date hereof, there are no Actions pending, or, to the Knowledge of Seller, threatened with respect to any Seller Employee Plan (in each case, other than routine claims for benefits); and (vi) Seller has not engaged in a transaction that could subject Seller to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Certain Seller Employee Plans. With respect to each Seller Employee Plan:

(i) no such plan is subject to Title IV of ERISA; and

(ii) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Seller nor any Seller ERISA Affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan.

(e) No Post-Employment Obligations. No Seller Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except severance and except as may be required by COBRA or other applicable Law, Seller has no any Liability to provide post-termination or retiree welfare benefits to any Seller Employee (either individually or to Seller Employees as a group) except to the extent severance and except as required by COBRA or other applicable Law.

(f) Examinations, Audits, and Corrections. There are no pending or, to the Knowledge of Seller, threatened investigations, examinations or audits by a Governmental Authority with respect to any Seller Employee Plan.

(g) Section 409A Compliance. Each Seller Employee Plan that is subject to Section 409A of the Code has been maintained in form and in operation in compliance in all material respects with such section and all applicable regulatory guidance. Seller has no obligation to gross-up, indemnify, or otherwise reimburse any current or former service provider to Seller for any taxes, penalties and interest incurred by such service provider under Section 409A of the Code.

(h) Equity Grants. There are no outstanding equity grants under any Seller Employee Plan.

(i) Health Care Compliance. Seller complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Seller Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Neither the execution of this Agreement, the transfer of the Transferred Assets, nor any of the other transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Seller to merge, amend or terminate any Seller Employee Plan, or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(k) Employment Law Matters. Seller: (i) is in compliance in all material respects with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Seller Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Seller Employees.

(l) Labor. Seller is not a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No work stoppage, slowdown or labor strike against Seller with respect to Seller Employees who are employed within the United States is pending or, to the Knowledge of Seller, threatened or has occurred in the last two (2) years, and, to the

Knowledge of Seller, no material work stoppage, slowdown or labor strike against Seller with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Seller Employees are represented by a labor organization, work council or trade union and, to the Knowledge of Seller, there is no organizing activity, Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at Seller, or any Seller Employees. As of the date hereof, there are no Actions, government investigations, or labor grievances pending, or, to the Knowledge of Seller, threatened relating to any employment related matter involving any Seller Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 4.20 Real Property and Personal Property Matters.

(a) Owned Real Estate. Seller does not own any real property.

(b) Leased Real Estate. Seller has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Encumbrances other than Permitted Liens. Section 4.20(b) of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. All Leases are valid and in full force and effect and neither Seller, or, to the Knowledge of Seller, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Seller has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has Seller entered into with any other Person any sublease, license or other agreement that relates to the use or occupancy of all or any portion of the Leased Real Estate. Seller has delivered or otherwise made available to Buyer true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which Seller thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Title to and Sufficiency of Assets. Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real and personal, used or held for use in the Business located on their premises or shown on the consolidated balance sheet of Seller as of the date of the Most Recent Financials or acquired thereafter, including, without limitation, the Transferred Assets, free and clear of any Encumbrances other than Permitted Liens. Seller’s buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the Ordinary Course of Businesses. The assets reflected on the Most Recent Financials constitute all of the assets, properties and other rights used in the conduct of the Business. Except as set forth on Section 4.20, Seller owns all the material assets necessary to, and currently utilized in the operation of, the Business as presently conducted. Neither Shareholder nor any of Seller’s Affiliates owns any of the assets currently utilized in the Business.

(d) Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Seller is and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the Business as currently conducted.

(ii) Seller has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any real property, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(iii) Seller has not received written notice of and there is no Action pending, or to the Knowledge of Seller, threatened against Seller, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Seller is not subject to any Court Order or written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 4.21 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Seller Material Contract” shall mean the following to which Seller is a party or by which any of the assets of Seller are bound (excluding any Leases):

(i) any employment or consulting Contract (in each case with respect to which Seller has continuing obligations as of the date hereof) with any current or former (x) Seller Employee, or (y) member of Seller’s board of directors;

(ii) any Contract providing for indemnification or any guaranty by Seller thereof;

(iii) any Contract that purports to limit in any material respect the right of Seller (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Seller after the date of this Agreement of assets with a fair market value in excess of $10,000;

(v) any Contract that obligates Seller to conduct business on an exclusive or preferential basis with any third party;

(vi) any partnership, joint venture or similar Contract;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $10,000, other than accounts receivables and payables incurred in the Ordinary Course of Business;

(viii) any employee collective bargaining agreement or other Contract with any labor union;

(ix) any uncompleted installation agreements with aggregate payments in excess of $5,000 remaining to be made to Seller,

(x) any agreement whereby Seller guarantees or otherwise warrants the power generation or output performance (a “Performance Guarantee”) of an installation (the “Output Performance Contracts”);

(xi) any installation agreements (whether or not completed) in which Seller has potential remaining warranty obligations which could potentially exceed $5,000 if such warranty obligations were exercised by the other party thereto (without regard to the merits of any such warranty claims);

(xii) any other Contract under which Seller is obligated to make payment or incur costs, or is entitled to receipt of payments in excess of $10,000 in any year and which is not otherwise described in clauses (i)–(ix) above;

(xiii) any Contract which is not otherwise described in clauses (i)-(x) above that is material to Seller; or

(xiv) any Seller IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 4.21(b) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all Seller Material Contracts. Seller has made available to Parent correct and complete copies of all Seller Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Seller Material Contracts are valid and binding on Seller, enforceable against it in accordance with its terms, and is in full force and effect, subject to (A) Law of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Law governing specific performance, injunctive relief and other equitable remedies, (ii) neither Seller nor, to the Knowledge of Seller, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Seller Material Contract, and (iii) neither Seller nor, to the Knowledge of Seller, any third party is in breach, or has received written notice of breach, of any Seller Material Contract.

(d) Output Performance Contracts. Seller is not in material breach of nor are there any circumstances which would reasonably be likely to result in Seller materially breaching, any Performance Guarantee in an Output Performance Contract. Seller has used reasonable, good faith estimation procedures to determine the power generation guaranteed under each Output Performance Contract in accordance with best industry practice.

Section 4.22 Outstanding Bids, Bid Bonds and Performance Bonds.

(a) Section 4.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of each outstanding bid in connection with the Business which would require the execution of a contract containing terms (including pricing terms) materially less favorable to the Business than the terms contained in the standard form contracts or standard end-user price lists. Section 4.22(b) of the Disclosure Schedule sets forth a true, correct and complete list of such bids with respect to which (i) Seller has outstanding bid bonds or similar sureties or (ii) Seller is required to obtain such bonds or sureties, and sets forth a brief description of such bonds, sureties or requirements for bonds or sureties. The outstanding bids set forth in Section 4.22(a) of the Disclosure Schedule have not been awarded or performed in any respect by Seller and no payments have been received by Seller in respect of such outstanding bids.

(b) Section 4.22(b) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all outstanding performance bonds or similar sureties currently in effect for the benefit of Seller’s customers, (ii) all performance bonds or similar sureties required to be obtained, but not yet obtained, by Seller for the benefit of any of Seller’s current customers and (iii) all performance bonds or similar sureties that will be required to be obtained by Seller for the benefit of any of Seller’s potential customers pursuant to the terms of any outstanding bid set forth in Section 4.22(a) of the Disclosure Schedule if such bid is awarded to Seller.

Section 4.23 Motor Vehicles. Section 4.23 of the Disclosure Schedule sets forth a complete and accurate list of all vehicles utilized in the Business, whether owned or leased, the type of vehicle and vehicle identification number. All such vehicles are properly titled, licensed and registered in accordance with applicable Law.

Section 4.24 Fraudulent Transfer. No transfer of property is being made and no obligation is being incurred by Seller in connection with the transactions contemplated by this Agreement or any other agreement with the intent to hinder, delay or defraud creditors of Seller or Shareholder.

Section 4.25 Investor Suitability.

(a) The Securities are being acquired by Seller for its own account and for investment purposes only and not with a view to any resale or distribution thereof, in whole or in part, to others, and Seller is not participating, directly or indirectly, in a distribution of such Securities and will not take, or cause to be taken, any action that would cause either Seller to be deemed an “underwriter” of such Securities as defined in Section 2(11) of the Securities Act of 1933, as amended (the “Act”).

(b) Seller acknowledges that it has had the opportunity to seek business, financial, and legal advice as Seller deems necessary in order to evaluate the merits and risks of acquiring the Securities.

(c) Seller has had an opportunity to ask questions of, and receive satisfactory answers from, representatives of Parent concerning all material aspects of Parent and its proposed business, and any request for such information has been fully complied with to the extent Parent possesses such information or can acquire it without unreasonable effort or expense.

(d) Seller is an “accredited investor” within the meaning of Rule 501 of the Act.

(e) Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Parent based upon (i) the information furnished to it by Parent; (ii) its knowledge of the business and affairs of Parent; (iii) such additional information as it may have requested and has received from Parent; and (iv) the independent inquiries and investigations undertaken by it.

(f) No person has given any information or made any representation provided to Seller in writing by a person employed or authorized in writing by Parent except as set forth in this Agreement. Seller understands and agrees that any information or representation not contained therein must not, and will not, be relied upon and that nothing contained therein should be construed as legal or tax advice to Seller.

(g) No person has made any direct or indirect representation or warranty of any kind to Seller with respect to the economic return which may accrue to Seller. Seller has consulted with its own advisors with respect to an investment in Parent.

(h) All of the representations and warranties contained in this Section 4.25 are correct and complete as of the date of this Agreement and may be relied upon by Buyer and Parent, and, if there should be any material change in such information prior to the Closing Date, Seller will immediately furnish such revised or corrected information to Buyer and Parent.

(i) Seller understands that the Securities have not been registered under the Act and that the Securities are being issued pursuant to an exemption from registration contained in the Act based in part upon Seller’s representations contained in this Section 4.25.

Section 4.26 No Omissions or Misstatements. None of the information included in this Agreement and schedules hereto, or other documents furnished or to be furnished by Shareholder or Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any schedule hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby makes the following representations and warranties to Seller as of the date hereof, subject to qualification by the Disclosure Schedules.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Laws governing specific performance, injunctive relief and other equitable remedies. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Court Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Court Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V-B

Representations and Warranties of Parent.

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Parent hereby makes the following representations and warranties to Seller as of the date hereof:

(a) Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation the offering and issuance of the Securities. The execution and delivery by Parent of this Agreement and any other Transaction Document to which Parentis a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Laws governing specific performance, injunctive relief and other equitable remedies. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Laws governing specific performance, injunctive relief and other equitable remedies.

(b) The Securities issuable under this Agreement have been duly authorized, validly issued, fully paid and are nonassessable and will be issued in compliance with all applicable federal and state laws. Based in part upon Seller’s representations and warranties set forth in this Agreement, the offer, issuance, and sale of the Securities is exempt from the registration and prospectus delivery requirements of the Act, and is exempt from registration and qualification under the registration, permit, or qualification requirements of all applicable state securities laws.

(c) No Conflicts; Consents. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including without limitation the offering and issuance of the Securities, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Court Order applicable to Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Parent is a party. No consent, approval, Permit, Court Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, other than notice filings with respect to the issuance of the Securities with the U.S. Securities and Exchange Commission and the applicable state securities regulatory bodies.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the Ordinary Course of Business consistent with past practice; and (y) use commercially reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Seller and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Seller. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to:

(a) preserve and maintain all of the Permits;

(b) pay its debts, Taxes and other obligations when due to the extent its cash flow reasonably permits;

(c) maintain the Transferred Assets in the same condition as they were on the date of this Agreement, subject to normal wear and tear;

(d) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(e) perform in all material respects all of its obligations under all Contracts relating to or affecting the Transferred Assets or the Business;

(f) maintain its books and records in accordance with past practice;

(g) comply in all material respects with all applicable Laws; and

(h) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business upon reasonable notice during business hours; (b) furnish Buyer with such financial, operating and other data and information related to the Business and the Transferred Assets as Buyer may reasonably request; and (c) instruct the representatives of Seller to reasonably cooperate with Buyer in its investigation of the Business and the Transferred Assets. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03 No Solicitation of Other Offers.

From the date hereof until the Closing Date:

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Seller; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Seller; or (iii) the sale, lease, exchange or other disposition of any significant portion of Seller’s properties or assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules, but Seller shall be afforded the opportunity to update the Disclosure Schedules prior to the Closing to reflect material changes between the date of this Agreement and the Closing Date that occur other than due to a breach by Seller of its obligations under this Agreement; provided, that Seller shall not be entitled to update the Disclosure Schedules if the disclosure in such update would be reasonably be expected to have a Material Adverse Effect.

Section 6.05 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning Seller and the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information at the cost and expense of Buyer. In addition, the Parent and Seller will continue to abide by the terms of the Confidentiality Agreement between the parties dated May 30, 2013.

Section 6.06 Non-competition; Non-solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), Shareholder shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer, Parent or its Subsidiaries and customers or suppliers of Buyer, Parent or its Subsidiaries. Notwithstanding the foregoing, Shareholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, if any, Shareholder shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of Buyer, Parent or its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent Shareholder or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer, Parent or its Subsidiaries or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, if any, Shareholder shall not, and shall not permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer, Parent or its Subsidiaries or potential clients or customers of Buyer, Parent or its Subsidiaries for purposes of diverting their business or services from Buyer, Parent or its Subsidiaries.

(d) Shareholder acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, Parent and its Subsidiaries, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Shareholder of any such obligations, Buyer, Parent and its Subsidiaries shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Shareholder acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer, Parent and its Subsidiaries and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The parties acknowledge that the sale of business exception to C.R.S. §8-2-113 applies to this Section 6.06.

Section 6.07 Required Consents. Seller will use its commercially reasonable best efforts to obtain, as soon as possible and at its expense, all Required Consents in accordance with applicable Law and in form and substance reasonably satisfactory to Buyer unless specifically waived in writing by Buyer at or prior to the Closing. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any unreasonable changes in, or the imposition of any unreasonable condition to the transfer to Buyer of any Contract or Permit as a condition to obtaining any Required Consent. Seller will also use its commercially reasonable best efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors of the real property and Persons who are parties to Assumed Contracts as Buyer may reasonably request.

Section 6.08 Employee Matters.

(a) Seller will pay or accrue (on the Closing Working Capital Statement) to all Seller Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for time periods ending on or before the Closing Date other than those included in Assumed Liabilities. Seller will not, without the prior written consent of Buyer, materially change the compensation or benefits of any Seller Employees after the date of this Agreement.

(b) Seller will be responsible for maintenance and distribution of benefits accrued under any Seller Employee Plans pursuant to and if required by the provisions of such plans to Seller Employees for the time period ending on or before the Closing Date other than those included in Assumed Liabilities. Buyer will not assume any liability for any such benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Seller Employee Plans, but will pay for the continued cost of providing payroll and benefits through Oasis Advantage (on a secondment basis for the benefit of the Business acquired by Buyer from Seller), Seller’s employee leasing provider, from the Closing Date through the date that the Oasis Advantage PEO Agreement is terminated and Buyer or Parent, as applicable, elects to hire all or a portion of the Seller Employees. Seller agrees to provide notice of termination to Oasis Advantage no later than August 31, 2013, and Buyer and Seller agree that Buyer shall transition the Seller Employees that Buyer or Parent elect to hire to

Buyer or Parent’s payroll no later than October 1, 2013. Seller agrees not to change any of the compensation payable to the Seller Employees for the period commencing on the date hereof through the date of termination of the Oasis Advantage PEO Agreement without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion. Seller agrees to cooperate with Buyer with respect to all employment matters arising between the Closing Date and the date of termination of the Oasis Advantage PEO Agreement, as reasonably requested by Buyer.

(c) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other Seller Employee Plans, or arising under any Law affecting Seller Employees incurred on or before the Closing Date or resulting or arising from events or occurrences occurring on or before the Closing Date other than those included in Assumed Liabilities (including, without limitation, any liability for (i) Seller Employees who have incurred a disability on or before the Closing Date, (ii) Seller Employees on or eligible for COBRA continuation, (iii) Seller Employees or dependents hospitalized on or before the Closing Date, and (iv) any retroactive assessment resulting from under funding of any Seller Employee Plans by any employer sponsors thereof prior to the Closing Date) will remain the responsibility of Seller, whether or not such employees are hired by Buyer after the Closing. Buyer will not have, and will assume, no obligation or liability under or in connection with any Seller Employee Plans or, for any period prior to the Closing, arising under any applicable Law. Notwithstanding anything contained in this Agreement to the contrary, Buyer will have and will assume no obligations or Liability arising from or related to the failure of any of the Seller Employee Plans to comply with the applicable provisions of ERISA or any other Law governing or applicable to such Seller Employee Plans.

(d) All claims and obligations under, pursuant to or in connection with any compensation or bonus plan of Seller (including, without limitation, any phantom stock plan, stock plan, option plan, or other similar plan or arrangement) pursuant to which any employee, director or officer of Seller receives or is entitled to receive compensation, in any form, solely as a result of the consummation of the transactions contemplated by this Agreement will remain the responsibility of Seller, whether or not the employees participating in such plans are hired by Buyer after the Closing. Buyer will have, and will assume, no obligation or liability under or in connection with any such plan.

(e) Seller understands that Buyer may hire some or all of the Seller Employees. Notwithstanding the foregoing, Buyer shall have no obligation to hire any of the Seller Employees and shall have no liabilities of any kind in connection with any such Seller Employees arising from their employment by Seller or the termination thereof (including COBRA liabilities). Any Seller Employees hired by Buyer shall enter into a new employment relationship with Buyer or its Affiliate subject to terms and conditions established by Buyer or its Affiliates and neither Buyer nor is Affiliates shall have any responsibility for any payroll taxes, accrued vacation pay, fringe benefits or other prepaid or deferred obligations for any Seller Employees who enters into the employment of Buyer or its Affiliate arising from any period before such employee enters into an employment relationship with Buyer or its Affiliate. Seller shall remain liable for any severance payable to Seller Employees that Buyer does not elect to hire upon termination of the Oasis Advantage PEO Agreement, which liabilities may be included in the final determination of Closing Working Capital.

(f) Seller Employees hired by Parent or its Affiliates will receive credit for each month of service to toward vacation accrual and/or other employee benefits, up to a maximum of 2 years.

Section 6.09 Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall: (a) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and (b) upon reasonable notice, afford the representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records. In order to facilitate the resolution of any warranty, maintenance, support made by or against or incurred by Seller after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Buyer shall: (a) retain the books and records provided to Buyer which relate to the Business and its operations for periods prior to the Closing; (b) upon reasonable notice, afford the representatives of Seller reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.; and (c) allow Seller to retain a copy of the Sales Software with customer and business data for periods prior to the Closing for its internal use.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Use of Name. On the Closing Date, Seller shall change its name to exclude the words “Syndicated Solar” or any name confusingly similar thereto and following the Closing Date, Seller shall refrain from using the name “Syndicated Solar” or any name confusingly similar thereto.

Section 6.13 Transferred Vehicles. To the extent that Buyer has not received all of the titles for the vehicles included in the Transferred Assets on the Closing Date, Seller agrees to take all action necessary at Seller’s sole expense, to promptly deliver such undelivered vehicle titles to Buyer following the Closing Date.

Section 6.14 Securities Matters; Audited Financials. Seller and Shareholder acknowledge that Parent may require audited financial statements for the fiscal years ended December 31, 2011 and December 31, 2012, and reviewed financial statements for the period from January 1, 2013 through the Closing Date. Seller and Shareholder shall, at Buyer’s reasonable request and expense cooperate with Buyer and its Affiliates in connection with the audit and review of such financial statements. Seller and Shareholder shall render such assistance as may be reasonably necessary in connection with the audit and review of such financial statements and shall provide or make available such records or information relevant thereto as are in its possession or under its control.

Section 6.15 Tax Covenants.

(a) Buyer will be responsible for the payment of any state or local sales, use, transfer, excise, documentary or license Taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Transferred Assets pursuant to this Agreement.

(b) Notwithstanding anything herein to the contrary, all Taxes imposed on a periodic basis, including such taxes as, personal property (tangible and intangible), lease, and ad valorem taxes (“Periodic Taxes”) with respect to the Transferred Assets (other than Taxes discussed in (a) above) for the taxable period including (but not ending on) the Closing Date (the “Tax Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days in the Tax Period prior to and including the Closing Date and the number of days in the Tax Period after the Closing Date. Seller shall be liable for the amount of such Taxes attributable to that portion of the Tax Period that ends on the Closing Date and Buyer shall be liable for the amount of such Periodic Taxes attributable to that portion of the Tax Period after the Closing Date. Each party shall deliver to the other parties copies of any Periodic Tax notices received by the first party with respect to any Tax Periods within ten (10) Business Days of the first party’s receipt thereof. The parties shall consult with each other regarding the accuracy of such Periodic Tax notice and shall provide commercially reasonable cooperation to, and assist, each other in the contest of any erroneous Periodic Taxes; provided, however, that (i) nothing herein shall relieve any party of its obligation to pay its share of such Periodic Taxes and (ii) upon request of the party receiving such Periodic Tax notice, the other parties shall make financial arrangements to pay their share of such Periodic Taxes on terms and conditions reasonably acceptable to the other party.

Section 6.16 Option Issuance. Within six months following the Closing, and following receipt of approval by Parent’s board of directors for such grant, which approval shall not be unreasonably withheld, certain key Seller Employees which are hired by Parent or its Affiliates following the Closing shall be granted up to an aggregate of 53,333 options to purchase shares of Parent’s class A common stock in accordance with the terms of Parents 2008 Long Term Incentive Plan (as amended, the “Parent Plan”). In the event the Revenue of the Business for the 2013 Earnout Period is equal to or greater than $15,000,000, following receipt approval by Parent’s board of directors for such grant, which approval shall not be unreasonably withheld, an additional 26,667 options to purchase shares of Parent’s class A common stock shall be granted to such individuals in accordance with the terms of the Parent Plan, provided that such individuals are employees of Parent in good standing at the time such options will be granted. In each case, options shall be granted and allocated among the key Seller Employees hired by Parent or its Affiliates selected by Parent in Parent’s discretion. Shareholder will be given the opportunity to recommend the allocation of option grants to the key Seller Employees prior to issuance.

Section 6.17 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING AND CLOSING DELIVERABLES

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Court Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.27, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.27, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Parent or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Seller, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to Seller.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(g) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for Seller from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Seller is organized and each foreign jurisdiction where Seller is authorized to conduct business.

(j) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k) Seller shall have delivered to Buyer a settlement agreement by and between Seller, Parent and Supplier with respect to the Supplier Dispute in form and substance acceptable to Buyer, in Buyer’s sole discretion, duly executed by Seller and Supplier (the “Supplier Settlement Agreement”), and such agreement shall remain in full force and effect.

(l) Buyer shall have received evidence that all Encumbrances (other than Permitted Liens) on the Transferred Assets shall have been released.

(m) Buyer shall have received a countersigned copy of the Employment Offer Letter duly executed by Shareholder.

(n) Each of the Seller Employees set forth on Schedule 7.02(n) shall have accepted employment offers with Parent.

(o) Buyer shall have received a payoff letter in form satisfactory to Buyer from the Bank of the West for Seller’s $70,000 revolving line of credit.

(p) Buyer shall have received evidence satisfactory to Buyer of the release of the security interest of Paul and Lisa Anderson securing the loan from a Seller in the original principal amount of $100,000.

(q) Buyer shall have received an acknowledgment from Clean Power Finance (“CPF”) that the CPF customer contracts with Seller included in the Assumed Contracts shall be administered under Parent’s master installation agreement with CPF.

(r) Buyer shall be satisfied, in its sole discretion, with Buyer’s due diligence review of the operation of the Business.

(s) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.02, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Parent or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to Seller a good standing certificate (or its equivalent) for each of Buyer and Parent from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Buyer and Parent, respectively, is organized and each foreign jurisdiction where Buyer or Seller is authorized to conduct business.

(i) Buyer shall have delivered to Seller cash in an amount equal to the Cash Purchase Price, if any, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(j) Parent shall have delivered to Supplier and Seller the Supplier Settlement Agreement duly executed by Parent.

(k) Parent shall have delivered to Supplier the Initial Payment as defined in the Supplier Settlement Agreement.

(l) Seller and Shareholder shall have received a countersigned copy of the Employment Offer Letter duly executed by Buyer or Parent.

(m) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date; provided, that the representations and warranties in Section 4.01 (Organization and Authority), Section 4.03 (No Violations; Consents), Section 4.05 (Encumbrances), Section 4.17 (Brokers), Section 4.27 (Investor Suitability), Section 5.01 (Organization and Authority), Section 5.02 (No Conflicts; Consents) and Section 5.03 (Brokers) shall survive indefinitely (subject to any applicable statutes of limitations) and the representations and warranties in Section 4.12 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller and the Shareholder shall indemnify and defend each of Buyer and its Affiliates (including Parent) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller and the Shareholder contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, without regard to any knowledge, materiality or Material Adverse Effect qualification contained therein;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, without regard to any knowledge, materiality or Material Adverse Effect qualification contained in such covenant or agreement; or

(c) any Excluded Liabilities.

Section 8.03 Indemnification By Buyer and Parent. Subject to the other terms and conditions of this Article VIII, Buyer and Parent shall indemnify and defend each of Seller and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, without regard to any knowledge, materiality or Material Adverse Effect qualification contained therein;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement, without regard to any knowledge, materiality or Material Adverse Effect qualification contained therein; or

(c) any Assumed Liabilities.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Authority), Section 4.03 (No Violations; Consents), Section 4.05 (Encumbrances), Section 4.12 (Taxes), Section 4.17 (Brokers), or Section 4.27 (Investor Suitability) (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $10,000, in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01 (Organization and Authority), Section 5.02 (No Conflicts; Consents) and Section 5.03 (Brokers) (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $10,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c) Recovery by Buyer pursuant to this Section 8 shall be the sole and exclusive remedy under this Agreement. The aggregate amount of all payments made by Seller and Shareholder together under Section 8 will not exceed the Purchase Price. The aggregate amount of all payments made by Shareholder alone under Section 8 will not exceed forty percent of the Purchase Price.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Seller’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.06 Holdback and Setoff; Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication in the manner set forth herein. Any amount owing under this Article VIII from Seller or Shareholder shall be first paid from the Holdback Shares (with the number of Holdback Shares used to satisfy such claim to be calculated based on the average of the per share closing prices of the Parent common stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending two days prior to the Closing Date). Any amounts owed by Seller or Shareholder in excess of the Holdback Shares shall be paid by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 18%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. In addition, Buyer shall have the right to set off any unpaid amounts due hereunder from the Earnout Stock, when, and if, the applicable Earnout Payment is due to Seller pursuant to Section 3.03.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 6.06 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 30, 2013, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 30, 2013, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (ii) any Governmental Authority shall have issued a Court Order restraining or enjoining the transactions contemplated by this Agreement, and such Court Order shall have become final and non-appealable; or (iii) if the Closing does not occur on or before August 16, 2013.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Article X hereof;

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof; and

(c) the parties will continue to abide by the terms of the Confidentiality Agreement dated May 30, 2013.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Suite 200, Legacy DTC 5613 DTC Parkway, Greenwood Village, CO, 80111 Attention: Justin Pentelute, Chief Executive Officer Facsimile: 303-770-4436 E-mail: Justin@syndicatedsolar.com

with a copy to:	Polsinelli PC 1515 Wynkoop Street, Suite 600 Denver, CO 80202 Attention: Darren Hensley Facsimile: (303) 572-7883 E-mail: dhensley@polsinelli.com

If to Buyer:	Real Goods Solar, Inc. 833 W. South Boulder Road Louisville, Colorado 80027-2452 Attention: Kam Mofid Telephone: (303) 222-8302 E-Mail: kam.mofid@realgoods.com

with a copy to:	Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202-4432 Attention: Christopher Reiss and Kristin Macdonald Email: creiss@bhfs.com Email: kmacdonald@bhfs.com

Section 10.03 Allocation of Purchase Price. Buyer and Seller agree to discuss each of their proposed allocations of the Purchase Price among the Transferred Assets and shall endeavor to agree on an allocation acceptable to the parties hereto in their sole discretion; provided, however, if no such agreement can be reached, the parties may allocate the Purchase Price for tax purposes as each party sees fit in its sole discretion.

Section 10.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Disclosure Schedule have been arranged in separately numbered sections corresponding to the sections of Article IV and Article V, however, the disclosure of any item in any section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY OF DENVER AND COUNTY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Specific Performance. Seller and Shareholder agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

SYNDICATED SOLAR, INC.,
a Delaware corporation

By	/s/ Justin Pentelute
Name: Justin Pentelute
Title: Chief Executive Officer

SYNDICATED SOLAR, INC., a California corporation

By	/s/ Justin Pentelute
Name: Justin Pentelute
Title: President

Shareholder:

/s/ Justin Pentelute
Justin Pentelute

Buyer:

REAL GOODS SYNDICATED, INC., a Delaware corporation

By	/s/ Kam Mofid
Name: Kam Mofid
Title: Chief Executive Officer

Parent:

REAL GOODS SOLAR, INC., a Colorado corporation

By	/s/ Kam Mofid
Name: Kam Mofid
Title: Chief Executive Officer

LIST OF OMITTED EXHIBITS AND SCHEDULES

The following is a list identifying the contents of exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies of the omitted schedules and exhibits supplementally to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Employment Offer Letter
Exhibit D	Supplier Information
Disclosure Schedules

Schedule 2.01(a) – Leased Real Estate

Schedule 2.01(b) – Transferred Personal Property

Schedule 2.01(i) – Assumed Contracts

Schedule 2.01(j) – Sales Software

Schedule 2.02(b) – Excluded Personal Property

Schedule 3.02 – Estimated Closing Working Capital Statement

Schedule 7.02(n) – Seller Employees

Section 4.02 – Authority and Qualification

Section 4.03 – Required Consents

Section 4.04 – Financial Statements

Section 4.05 – Existing Indebtedness and Encumbrances

Section 4.08 – Business Relationships

Section 4.11 – Taxes

Section 4.12(a) – Certain Owned IP

Section 4.12(d) – Seller IP Agreements

Section 4.13 – Permits

Section 4.15 – Insurance

Section 4.16 – Litigation

Section 4.18 – Related Party Transactions

Section 4.19(a) – Employee Matters

Section 4.20 – Title to and Sufficiency of Assets

Section 4.20(b) – Leased Real Estate

Section 4.21(b) – Schedule of Material Contracts; Documents

Section 4.24(a) – Outstanding Bids, Bid Bonds and Performance Bonds

Section 4.22(a) – Outstanding Bids

Section 4.22(b) – Outstanding Bonds and Sureties

Section 4.23 – Motor Vehicles

Section 5.02 – No Conflicts; Consents